AMENDED AND RESTATED EXECUTIVE BONUS PLAN

    The Company's Amended and Restated Executive Bonus Plan is intended to enhance the alignment of the creation of value for stockholders with incentives paid to management, through payment of bonuses primarily with equity rather than cash. Under the plan, the executive management group will receive a bonus equal to a percentage of their yearly salary, which generally will be paid in restricted stock. The bonus will be awarded by the Compensation Committee of the Board of Directors (the "Committee") only if certain annual target financial goals are met.

     The Chairman and CEO is eligible to receive up to 100% of his base salary as a bonus, and the executive officers are eligible to receive up to 70% of their base salary as a bonus. An additional award of restricted stock, from 5% to 25% of base salary, may be made if annual target financial goals are exceeded.

     The restricted stock granted shall vest, and trading restrictions on those shares shall lapse, two years from the date of issuance provided certain target financial goals for fiscal 1998 are achieved, and as long as the executive continues to be an employee of the Company. In the event of a change of control, as defined in the Rock Bottom Restaurant, Inc. Equity Incentive Plan, all unvested shares shall vest immediately, and trading restrictions of those shares shall lapse immediately. The Committee has the discretion to accelerate the vesting of unvested shares. The original bonus plan was approved by the Company's Board of Directors in April 1996, amended on January 23, 1998 and was effective for the 1996 fiscal year.